Exhibit 10.4

February 4, 2015

Gary W. Loveman
c/o Caesars Entertainment Corporation
One Caesars Palace Drive
Las Vegas, NV 89109 United States

Dear Gary,
This letter will confirm the agreement that Caesars Entertainment Corporation (“CEC”) has reached with you regarding the impact of the expected employment of Mark Frissora as Chief Executive Officer Designate of CEC, commencing February 5, 2015, and his expected transition to Chief Executive Officer and President of CEC on July 1, 2015, upon your employment agreement dated December 14, 2014, with CEC, Caesar Enterprise Services, LLC (“CES”), and for certain purposes specified therein, Caesars Acquisition Company (“CAC”) (the “Employment Agreement”). For purposes of this letter, you, CEC, CES and CAC are sometimes collectively referred to as the “Parties” and capitalized terms shall have the meaning given to them in your Employment Agreement unless the context clearly requires otherwise.
Notwithstanding any provisions in your Employment Agreement to the contrary, if at any time after the date of this letter and prior to December 31, 2016, you cease to be the Chief Executive Officer and President of CEC (other than through a termination of your employment by CEC for Cause), and which you and CEC agree is not currently scheduled to occur until July 1, 2015, then you may, at your option and without further action by or consent of the Parties, resign all of your positions with CEC, CES, CAC and Caesars Entertainment Operating Company, effective as of any date of your choosing, as long as you provide CEC with at least thirty (30) days written notice of your resignation and specify the effective date of your separation from service, it being the understanding of the Parties, that your separation shall be no earlier than July 31, 2015 or an earlier date mutually agreed between you and CEC. Upon any such separation from service you shall be entitled to the cash compensation, the rights under the Caesars Plans, and the other employee benefits and fringe benefits as described in Sections 7.1 and 8.2 of your Employment Agreement as if your employment had been terminated by CEC without Cause or by you for Good Reason as described in Section 8.1 of the Employment Agreement, and subject to the Release Condition described therein.
Except as otherwise stated in this letter, the Employment Agreement and your equity awards under the Caesars Plans shall remain in full force and effect in accordance with their terms.

Sincerely,

_/s/ Mary H. Thomas_______________
Mary H. Thomas

Title: Executive Vice President, Human Resources

Caesars Entertainment Corporation

Acknowledged and accepted

_/s/ Gary W. Loveman______________
Gary W. Loveman

Caesars Enterprise Services, LLC

By: _/s/ Mary H. Thomas____________
Mary. H. Thomas

Its: Executive Vice President, Human Resources

Caesars Acquisition Company

By: ___/s/ Michael D. Cohen__________

Its: __Corporate Secretary____________

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